UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 25, 2008 (September 24, 2008)

PLAINS EXPLORATION & PRODUCTION COMPANY

(Exact name of registrant as specified in charter)

Delaware	33-0430755
(State of Incorporation)	(I.R.S. Employer Identification No.)

001-31470

(Commission File No.)

700 Milam, Suite 3100

Houston, Texas 77002

(Address of Principal Executive Offices)

(Zip Code)

Registrant’s telephone number, including area code: (713) 579-6000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

OXY Transaction

On September 25, 2008, Plains Exploration & Production Company (“PXP” or the “Company”) issued a press release announcing that it and certain of its subsidiaries have entered into a definitive purchase and sale agreement with a subsidiary of Occidental Petroleum Corporation (“OXY”) to sell to OXY:

•	PXP’s remaining 50% working interests in oil and gas properties located in the Permian Basin (the “Permian Assets”); and

•	PXP’s remaining 50% working interests in oil and gas properties located in the Piceance Basin (the “Piceance Assets,” and together with the Permian Assets, the “Assets”).

Purchase and Sale Agreement

The Purchase and Sale Agreement dated as of September 24, 2008, and effective as of December 1, 2008 (the “OXY Sale Agreement”), by and among PXP, Plains Resources Inc., PXP Hell’s Gulch LLC, PXP East Plateau LLC, PXP Brush Creek LLC, PXP Piceance LLC, Pogo Producing Company LLC, Pogo Panhandle 2004 LP and Latigo Petroleum Texas, LP and OXY USA Inc., contemplates a sale of the Assets for $1.25 billion in cash.

The OXY Sale Agreement contains customary and other closing conditions that, if not satisfied or waived, would result in the sale not occurring. These conditions include, among others:

•	continued accuracy of the representations and warranties of the parties to the OXY Sale Agreement;

•	performance by each party of its obligations under the OXY Sale Agreement;

•	absence of any suits, actions or other proceedings to the effect that the transaction may not be consummated as described in the OXY Sale Agreement;

•	the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 has expired or been terminated;

•	release of certain liens on the properties; and

•	receipt of all material consents to such transaction.

The OXY Sale Agreement contains customary indemnity obligations with respect to losses relating to, among other things, breaches of representations or warranties, breaches or non-fulfillment of covenants, the offsite disposal of hazardous materials, taxes, hedging contracts and debt instruments. Certain of these indemnification obligations are subject to minimum claim amounts, deductibles and caps.

In addition, in conjunction with the sale of the Assets, OXY has agreed to terminate its right of first refusal to purchase oil and gas properties from PXP and Brown PXP Properties, LLC, on a field wide basis, in the Packard, San Vicente, Inglewood, Las Cienegas and Montebello Fields within the Los Angeles Basin.

The OXY Sale Agreement also contains representations and warranties that the parties have made to each other as of specific dates. Except for its status as a contractual document that establishes and governs the legal relations among the parties with respect to the transaction described therein, the OXY Sale Agreement is not intended to be a source of factual, business or operational information about the parties. The representations and warranties contained in the OXY Sale Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to that agreement, and may be subject to limitations agreed between those parties, including being qualified by disclosures between those parties. Those representations and warranties may have been made to allocate risks among the parties to the OXY Sale Agreement, including where the parties do not have complete knowledge of all facts, instead of establishing matters as facts. Furthermore, those representations and warranties may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. The assertions embodied in such representations and warranties are qualified by information contained in schedules and exhibits that the parties exchanged in connection with signing the OXY Sale Agreement. Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of the date of the OXY Sale Agreement and are modified in important part by the underlying schedules and exhibits. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the OXY Sale Agreement, which subsequent information may or may not be fully reflected in PXP’s or OXY’s public disclosures.

The foregoing description of the OXY Sale Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the OXY Sale Agreement, which is filed as Exhibit 4.1 hereto and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibit 4.1	Purchase and Sale Agreement dated September 24, 2008, by and among Plains Exploration & Production Company, Plains Resources Inc., PXP Hell’s Gulch LLC, PXP East Plateau LLC, PXP Brush Creek LLC, PXP Piceance LLC, Pogo Producing Company LLC, Pogo Panhandle 2004 LP and Latigo Petroleum Texas, LP and OXY USA Inc.

	Exhibit 99.1	Plains Exploration & Production Company press release dated September 25, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PLAINS EXPLORATION & PRODUCTION COMPANY

Date: September 25, 2008	/s/ Cynthia A. Feeback
Cynthia A. Feeback
Vice President—Accounting, Controller and Chief Accounting Officer

EXHIBIT INDEX

Exhibit 4.1	Purchase and Sale Agreement dated September 24, 2008, by and among Plains Exploration & Production Company, Plains Resources Inc., PXP Hell’s Gulch LLC, PXP East Plateau LLC, PXP Brush Creek LLC, PXP Piceance LLC, Pogo Producing Company LLC, Pogo Panhandle 2004 LP and Latigo Petroleum Texas, LP and OXY USA Inc.

Exhibit 99.1	Plains Exploration & Production Company press release dated September 25, 2008.

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